Exhibit 4.6

THIS WARRANT AND THE SECURITIES ISSUABLE UPON THE EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE. NEITHER THIS WARRANT NOR SUCH SECURITIES MAY BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS, OR SOME EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND LAWS.

ORCHESTRA BIOMED, INC.

[______] shares of Company Common Stock	Warrant No. [_____]

AMENDED AND RESTATED [_____________] WARRANT

This Amended and Restated [__________] Warrant (this “Warrant”), issued to [______________________] or its registered assigns (the “Holder”), by ORCHESTRA BIOMED, INC., a Delaware corporation (the “Company”), is dated as of [__________], 2022 (the “Warrant Issue Date”).

This Warrant is one of a series of warrants of like tenor (collectively, the “Warrants”). The Warrants amend and restate in their entirety those certain [_________] Warrants (the “Prior Warrants”) issued to affiliates of Aegis Capital Corp. as partial compensation for its role as placement agent in connection with the private placement of securities of the Company. By acceptance of this Warrant, the Holder hereby consents to the amendment and restatement of the Prior Warrants in their entirety in the form of the Warrants. From and after the Warrant Issuance Date, the Prior Warrants shall terminate and be of no further force and effect and shall be superseded and replaced in their entirety by the Warrants.

1.  Purchase of Shares; Exercise Period; Notice of Sale Event. Subject to the terms and conditions hereinafter set forth, the Holder is entitled, upon surrender of this Warrant at the principal office of the Company (or at such other place as the Company shall notify the Holder in writing), to purchase from the Company [___________] shares of Common Stock of the Company, par value $0.0001 per share (the “Company Common Stock”), subject to adjustment as set forth in Section 2 (the “Warrant Shares”). This Warrant shall become exercisable one (1) year after the closing of (x) an initial public offering of Company Common Stock or (y) a reverse merger transaction between the Company and a publicly held company or any other transaction or set of events that results in the Company (or the surviving corporation in connection with such transaction) being (or remaining) subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, including without limitation, a business combination with a SPAC as contemplated in Section 6 hereto (either of the foregoing, a “Public Event”), and shall remain exercisable for a five (5) year period following the commencement of such exercise period following a Public Event. In addition and notwithstanding the foregoing, in the event of the sale of the Company or any of its operating subsidiaries or divisions (whether by sale of substantially all of its assets, stock sale, merger, consolidation or otherwise, a “Sale Event”), the Holder shall be provided written notice of such Sale Event at least ten (10) business days prior to such Sale Event and shall be entitled to exercise this Warrant into the Warrant Shares and purchase the Warrant Shares prior to such Sale Event.

2.  Exercise Price; Adjustment; Notices.

(a)  Exercise Price. The exercise price per share for which the Warrant Shares may be purchased pursuant to the terms of this Warrant shall be $4.75 per share (such price is herein referred to as the “Exercise Price”), subject to adjustment pursuant to Section 6 in the event this Warrant becomes exercisable for Parent Common Stock.

(b)  Subdivisions, Combinations and Other Issuances. If the Company, at any time prior to the expiration of this Warrant: (i) pays a stock dividend or otherwise makes a distribution or distributions on shares of its Company Common Stock, (ii) subdivides outstanding shares of Company Common Stock into a larger number of shares or (iii) combines (including by way of reverse stock split) outstanding shares of Company Common Stock into a smaller number of shares, then in each case the Exercise Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Company Common Stock (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of shares of Company Common Stock outstanding immediately after such event, and the number of Warrant Shares issuable upon exercise of this Warrant shall be proportionately adjusted such that the Aggregate Exercise Price (as defined below) of this Warrant shall remain unchanged.  Any adjustment made pursuant to this Section 2(b) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision or combination. The Exercise Price and the Warrant Shares, as so adjusted, shall be readjusted in the same manner upon the happening of any successive event or events described in this Section 2(b).

(c)  Distributions of Other Property. In case the Company shall distribute to the holders of Company Common Stock (including any such distribution made in connection with a consolidation or merger in which the Company is the continuing corporation) evidences of its indebtedness or assets (excluding cash dividends or distributions payable out of consolidated earnings or earned surplus and dividends or distributions referred to in Section 2(b) above) or rights, options, or warrants, or convertible or exchangeable securities containing the right to subscribe for or purchase debt securities, assets, or other securities of the Company (excluding those referred to in Section 2(b) above), then in lieu of an adjustment in the number of Warrant Shares purchasable upon the exercise of this Warrant, the Holder upon the exercise thereof at any time after such distribution shall be entitled to receive from the Company, in addition to the number of shares of Company Common Stock receivable thereupon, and without payment of any additional consideration therefor, the amount of stock and other securities that such Holder would have been entitled if the Holder had exercised the Warrant immediately prior thereto, all subject to further adjustment as provided in this Section 2; provided, however, that no adjustment in respect of cash dividends or interest on such stock or other securities shall be made during the term of this Warrant or upon the exercise of this Warrant. The Holder shall be entitled to receive such stock and other securities, in the same manner, upon the happening of any successive event or events described in this Section 2(c).

(d)  Notice of Adjustment. Upon the occurrence of each adjustment or readjustment pursuant to this Section 2, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each Holder of this Warrant a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall promptly furnish or cause to be furnished to such Holder a like certificate setting forth: (i) such adjustments and readjustments; and (ii) the number of shares and the amount, if any, of other property which at the time would be received upon the exercise of the Warrant.

(e)  Notice of Certain Events. If, at any time prior to the expiration of this Warrant, (i) the Company shall declare any dividend on the Company Common Stock payable in cash or shares of capital stock of the Company; or (ii) the Company shall authorize the issuance to all holders of shares of Company Common Stock of rights, options, or warrants to subscribe for or purchase shares of the capital stock of the Company or of any other subscription rights or warrants; or (iii) the Company shall authorize the distribution to all holders of shares of Company Common Stock evidences of its indebtedness or assets; or (iv) the Board (as defined below) shall have approved any consolidation or merger to which the Company is a party and for which approval of any stockholders of the Company is required, or any sale or lease of all or substantially all of the assets of the Company or any reclassification or change of the Warrant Shares issuable upon exercise of this Warrant (other than a change in par value or as a result of a subdivision or combination), or a tender offer or exchange offer for shares of Company Common Stock; or (v) the voluntary or involuntary dissolution, liquidation, or winding up of the Company occurs; or (vi) the Company proposes to take any action that would require an adjustment in the number or kind of securities issuable upon exercise of this Warrant pursuant to this Section 2; then the Company shall cause to be given to the Holder, at least twenty (20) calendar days prior to the applicable record date specified, or promptly in the case of events for which there is no record date set by the Board therefor, a written notice stating (A) the date as of which the holders of record of shares of Company Common Stock are to be entitled to receive any such dividends, rights, options, warrants, or distribution is to be determined, or (B) the initial expiration date set forth in any tender offer or exchange offer for shares of Company Common Stock, or (C) the date on which any such consolidation, merger, sale, lease, reclassification, change, dissolution, liquidation, or winding up is expected to become effective or consummated, and the date as of which it is expected that holders of record of shares shall be entitled to exchange such shares for securities or other property, if any, deliverable upon such consolidation, merger, sale, transfer, lease, reclassification, change, dissolution, liquidation, or winding up; provided, however, that the failure to give any such notice shall not affect the validity of any action taken by the Company.

3.  Method of Exercise. While this Warrant remains outstanding and exercisable in accordance with Section 2 above, the Holder may exercise, in whole or in part, the purchase rights evidenced hereby. Such exercise shall be effected by:

(a)  the surrender of the Warrant, together with a duly executed copy of the form of Notice of Election attached hereto, to the Chief Financial Officer of the Company at its principal offices; and

(b)  by either (i) the payment to the Company of an amount equal to the aggregate Exercise Price for the number of Warrant Shares being purchased (such amount, the “Aggregate Exercise Price”) in the form of cash or by wire transfer of immediately available funds to an account designated by the Company or (ii) by tendering Warrants in a cashless exercise as set forth in Section 3(c) (a “Cashless Exercise”).

(c)  Upon exercise of the Warrant, unless otherwise elected by the exercising Holder pursuant to the terms hereof, Warrant Shares to be acquired upon the exercise of the Warrant will be applied automatically to pay the Exercise Price in connection with a Cashless Exercise of the Warrant. Any Warrant Shares transferred to the Company as cashless payment of the Exercise Price under the Warrant shall be valued at the fair value of a share of Company Common Stock for purposes of determining the Exercise Price. In the event that the Holder elects to effect a Cashless Exercise, (i) if the fair value of a share of Company Common Stock is less than or equal to the Exercise Price, the Holder shall not be entitled to receive any Warrant Shares, and (ii) if the fair value of a share of Company Common Stock is greater than the Exercise Price, the Holder shall receive a number of Warrant Shares to be calculated as follows:

X =	Y * (A - B)
A

with:

X =	the number of Warrant Shares to be issued to the Holder following such Cashless Exercise;

Y =	the number of Warrant Shares purchasable by such Holder under the Warrant or, if only a portion of the Warrant is being exercised, the portion of the Warrant being exercised;

A =	the fair value of a share of Company Common Stock as of the applicable date; and

B =	the Exercise Price as of the applicable date.

Solely for the purposes of this paragraph 3(c), “fair value” per share of Company Common Stock shall mean the average Closing Price (as defined below) per share of Company Common Stock for the ten (10) trading days immediately preceding the date on which the Notice of Exercise is deemed to have been sent to the Company. “Closing Price” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Company Common Stock is then listed or quoted on the New York Stock Exchange, the NYSE MKT, the NASDAQ Global Select Market, the NASDAQ Global Market or the NASDAQ Capital Market or any other national securities exchange, the closing price per share of the Company Common Stock for such date (or the nearest preceding date) on the primary eligible market or exchange on which the Stock is then listed or quoted; (b) if prices for the Company Common Stock are then quoted on the OTC Bulletin Board or any tier of the OTC Markets Group, the closing bid price per share of the Company Common Stock for such date (or the nearest preceding date) so quoted; or (c) if prices for the Company Common Stock are then reported in the “Pink Sheets” published by the OTC Markets Group (or a similar organization or agency succeeding to its functions of reporting prices), the most recent closing bid price per share of the Company Common Stock so reported. If the Company Common Stock is not publicly traded as set forth above, the “fair value” per share of Company Common Stock shall be reasonably and in good faith determined by the Board of Directors of the Company (the “Board”) as of the date which the Notice of Exercise is deemed to have been sent to the Company.

For purposes of Rule 144 promulgated under the Securities Act of 1933, as amended, it is intended, understood and acknowledged that the Warrant Shares issued in a Cashless Exercise transaction shall be deemed to have been acquired by the Holder, and the holding period for such shares shall be deemed to have commenced, on the Warrant Issue Date of this Warrant.

4.  Certificates for Warrant Shares. Upon the exercise of the purchase rights evidenced by this Warrant, one or more certificates for the number of Warrant Shares so purchased may be issued by the Company with appropriate restrictive legends, if applicable.

5.  Issuance of Warrant Shares. The Company covenants that the Warrant Shares, when issued pursuant to the exercise of this Warrant, will be duly and validly issued, fully paid and nonassessable and free from all taxes, liens, and charges with respect to the issuance thereof. The Company further covenants and agrees that during the period within which the rights represented by this Warrant may be exercised, the Company will have authorized and reserved, for the purpose of issue or transfer upon exercise of the rights evidenced by this Warrant, a sufficient number of shares of authorized but unissued capital stock, or other securities and property, when and as required to provide for the exercise of the rights represented by this Warrant. Without limiting the generality of the foregoing, the Company covenants that it will use commercially reasonable efforts to take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Warrant Shares upon the exercise of this Warrant and use commercially reasonable efforts to obtain all such authorizations, exemptions or consents, including but not limited to consents from the Company’s stockholders or Board of Directors or any public regulatory body (including, without limitation, any domestic securities exchange upon which the capital stock may be listed), as may be necessary to enable the Company to perform its obligations under this Warrant.

6.  Business Combination – Automatic Adjustments to Underlying Warrant Shares and Exercise Price. Notwithstanding anything herein to the contrary, in the event of the consummation of (a) a business combination transaction involving the Company and/or any direct or indirect parent company thereof and a publicly traded U.S. domestic special purpose acquisition company or other similar U.S. domestic corporation that is a “blank check” company under applicable U.S. securities laws and formed for the purpose of effecting such a transaction (a “SPAC”) or (b) the consummation of a business combination transaction involving the Company and/or any direct or indirect parent company thereof with any public company listed on a U.S. securities exchange, then (i) in the event this Warrant has not been previously exercised, this Warrant shall automatically become exercisable for a number of shares of common stock of such parent company party to such business combination (the “Parent Common Stock”) equal to the product of (A) the number of Warrant Shares set forth in Section 1 (minus any Warrant Shares previously issued upon partial exercise of this Warrant) multiplied by (B) 0.465, and (ii) the Exercise Price shall automatically be adjusted to the quotient obtained by dividing (x) the Exercise Price by (y) 0.465 (the adjustments pursuant to clauses (i) and (ii), the “Business Combination Adjustments”). From and after the effectiveness of the Business Combination Adjustments, all other terms of this Warrant shall continue to apply to this Warrant and references to “Shares” or “Warrant Shares” and “Company Common Stock” shall thereafter refer to shares of Parent Common Stock in accordance with the terms hereof.

7.  No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant, but in lieu of such fractional shares the Company shall make cash payment therefor on the basis of the Exercise Price then in effect.

8.  Representations of the Company. The Company hereby represents and warrants to the Holder as follows:

(a)  The execution and delivery of this Warrant has been duly and properly authorized by all requisite corporate action of the Company, its Board and stockholders, and no consent of any other person is required as a prerequisite to the validity and enforceability of this Warrant that has not been obtained. The Company has the full legal right, power and authority to execute and deliver this Warrant and to perform its obligations hereunder and thereunder.

(b)  Neither the execution nor delivery of this Warrant (including, without limitation, issuance of the Warrant Shares) will conflict with, result in a breach of the terms, conditions or provisions of, constitute a default under, result in any violation of, require any consent, approval or other action by or notice to or filing with any court or governmental body pursuant to the Certificate of Incorporation or Bylaws of the Company, except to the extent that the approval of certain of the Company’s shareholders will be required in connection with the authorization and issuance of the shares by the Company and will be obtained prior to any such issuance.

(c)  The Warrant is and, assuming the Holder continues to be an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended, as such rule is presently in effect and assuming no change in applicable law, the Warrant Shares will be issued by the Company to the Holder in a transaction exempt from registration and qualification under applicable federal and state securities laws.

9.  Transfers of Warrant; Warrant Register.

(a)  Company Consent to Transfer. This Warrant and all rights hereunder are not transferable without the prior written consent of the Company. In the event the Company consents to such a transfer, the Holder shall deliver to the Company a written assignment of this Warrant substantially in the form attached hereto, duly executed by the Holder or its agent or attorney and funds sufficient to pay any transfer taxes payable upon the making of such transfer. Upon such surrender and, if required, such payment, the Company shall execute and deliver a new Warrant or Warrants in the name of the permitted assignee or assignees, as applicable, and in the denomination or denominations specified in such instrument of assignment, and shall issue to the assignor a new Warrant evidencing the portion of this Warrant not so assigned, and this Warrant shall promptly be cancelled. The Warrant, if properly assigned in accordance herewith, until a new Warrant is issued pursuant to the preceding sentence, may be exercised by such assignee for the purchase of Warrant Shares as if such assignee were the Holder.

(b)  Warrant Register. The Company shall register this Warrant, upon records to be maintained by the Company for that purpose, in the name of the record Holder hereof from time to time. The Company may deem and treat the registered Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes.

10.  Successors and Assigns. The terms and provisions of this Warrant shall inure to the benefit of, and be binding upon, the Company and the Holders hereof and their respective permitted successors and assigns.

11.  Amendments and Waivers. Any term of this Warrant may be amended and the observance of any term of this Warrant may be waived (either generally or in a particular instance and either retroactively or prospectively) with the written consent of the Company and Aegis Capital Corp. In connection with the provisions of this Section 11, Holder acknowledges that Aegis Capital Corp. has the authority to act on its behalf with respect to amendments and waivers and to sign documents to effectuate such amendments and waivers. Notwithstanding the foregoing, no amendment or waiver of any of the terms of this Warrant shall affect any holder of Warrants or subset of such holders in a manner different from the other holders of Warrants so as to have a disproportionately negative effect on such holder or subset of holders, and no waiver or modification that applies to one or more (but not all) holders of Warrants differently than to all such holders shall become effective until approved by such differently affected holder(s) of Warrants.

12.  Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified; (b) when sent by confirmed electronic mail, telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day; (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Company at 150 Union Square Drive, New Hope, PA 18938 and to the Holder at the address set forth on the books and records of the Company, as applicable, or at such other address as the Company or the Holder may designate by written notice to the other parties hereto.

13.  Attorneys’ Fees. If any action of law or equity is necessary to enforce or interpret the terms of this Warrant, the prevailing party shall be entitled to its reasonable attorneys’ fees, costs and disbursements in addition to any other relief to which it may be entitled.

14.  Captions. The section and subsection headings of this Warrant are inserted for convenience only and shall not constitute a part of this Warrant in construing or interpreting any provision hereof.

15.  Governing Law. This Warrant and all actions arising out of or in connection with this Warrant shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law provisions of the State of Delaware or of any other state.

16.  Mutilated or Missing Warrant Certificate. If this Warrant is mutilated, lost, stolen or destroyed, upon request by the Holder, the Company will issue, in exchange for and upon cancellation of the mutilated Warrant, or in substitution for the lost, stolen or destroyed Warrant, a new Warrant, in substantially the form of this Warrant, representing the right to acquire the equivalent number of Warrant Shares on the same terms; provided, that, as a prerequisite to the issuance of a substitute Warrant, the Company may require satisfactory evidence of loss, theft or destruction as well as an indemnity from the Holder of a lost, stolen or destroyed Warrant.

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IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by an officer thereunto duly authorized.

ORCHESTRA BIOMED, INC.

By:
Name:	David P. Hochman
Title:	Chief Executive Officer

Holder Name: _____________

Authorized Signature:

If Holder is an entity, please add
title of signatory:

[Signature Page to Warrant]

NOTICE OF EXERCISE

To: Orchestra BioMed, Inc.
150 Union Square Drive
New Hope, PA 18938
Attention: Chief Financial Officer

(1) The undersigned hereby elects to purchase ________ Warrant Shares pursuant to the terms of the attached Warrant (only if exercised in full), and tenders herewith payment of the exercise price in full, together with all applicable transfer taxes, if any.

(2) Payment shall take the form of (check applicable box):

☐	in lawful money of the United States; or

☐	pursuant to the Cashless Exercise procedure set forth in Section 3.

(3) Please issue a certificate or certificates representing such Warrant Shares in the name of the undersigned or in such other name as is specified below:

_______________________________

Such Warrant Shares shall be delivered by physical delivery of a certificate to:

_______________________________

_______________________________

_______________________________

(4) The undersigned hereby represents and warrants that the undersigned is acquiring such shares for its own account for investment purposes only, and not for resale or with a view to distribution of such shares or any part thereof.

WARRANT HOLDER:

By:
Name:
Title:

Date: __________________

ASSIGNMENT FORM

(To assign the foregoing warrant, execute
this form and supply required information.
Do not use this form to exercise the warrant.)

FOR VALUE RECEIVED, the foregoing Warrant and all rights evidenced thereby are hereby assigned to

_______________________________________________ whose address is

_______________________________________________________________.

_______________________________________________________________

Dated: ______________, _______

Holder’s Signature:

Holder’s Address:

Acknowledged and agreed:

ORCHESTRA BIOMED, INC.

David Hochman
Chief Executive Officer

NOTE: The signature to this Assignment Form must correspond with the name as it appears on the face of the Warrant, without alteration or enlargement or any change whatsoever, and must be guaranteed by a bank or trust company. Officers of corporations and those acting in a fiduciary or other representative capacity should file proper evidence of authority to assign the foregoing Warrant.